Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Proxy Statement constituting a part of this Registration Statement Amendment No. 4 on Form F-4 of our report dated February 24, 2021, relating to the financial statements of DMY Technology Group, Inc. II, which is contained in that Proxy Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 24, 2021